                                                                                                                                    Exhibit 99.1

FROM:              Ursula H. Moran (201) 802-5444                                                     Louis Lipschitz (201) 802-5548

                           Investor Relations                                                                           Chief Financial Officer

FOR:                  Toys “R” Us, Inc.                                                                                    Rebecca Caruso  (201) 599-8090

                           (NYSE:  TOY)                                                                               Media Relations

                                                                                                                                 FOR IMMEDIATE RELEASE

TOYS “R” US REPORTS 2002 FISCAL YEAR AND FOURTH QUARTER RESULTS

PARAMUS, NEW JERSEY, March 5, 2003- Toys “R” Us, Inc. announced today results for its 2002 fiscal year and fourth quarter.  Total sales were $11.3 billion for the year and $4.9 billion for the fourth quarter, up from
$11.0 billion for the 2001 year and $4.8 billion for the fourth quarter of that year. Excluding the impact of currency translation, total sales increased 1% for the year and 2002 fourth quarter sales were in-line with 2001.

The company reported net earnings of $229 million, or $1.09 per share, for 2002, compared with $67 million, or $0.33 per share, for the year 2001.  For the fourth quarter of 2002 net earnings were $278 million, or $1.30 per share, compared with net earnings of $158 million, or $0.78 per share, for the fourth quarter of 2001. The 2001 results include the impact of restructuring and other charges that were recorded in the fourth quarter of 2001.  Excluding the impact of the restructuring and other charges, the company reported net earnings of $193 million, or $0.94 per share, for the 2001 year and net earnings of $284 million, or $1.39 per share, for the fourth quarter of 2001.  Currency translation had a 4% and 3% positive impact on consolidated net earnings for the year and the fourth quarter of 2002, respectively. (All per share figuresrefer to diluted per share amounts.)

John Eyler, Chairman and Chief Executive Officer, said, “We are pleased to report that our net earnings improved by 19% for the 2002 year, exclusive of the impact of restructuring and other charges that were taken in 2001.  This gain speaks to the strength and vitality of our overall portfolio of businesses, even in an extremely challenging external environment. The Babies “R” Us, International, and Toysrus.com divisions all produced record results for both the year and the fourth quarter. We are especially proud to report that Toysrus.com achieved profitability for the first time during the fourth quarter of 2002, a full year ahead of plan.  However, our overall fourth quarter performance fell below our expectations due to the disappointing performance of our U.S. toy stores during that period.”

Mr. Eyler continued, “We took several steps to strengthen our balance sheet and further improve our liquidity in 2002.  The success of these efforts is evidenced by the fact that we had substantial excess liquidity at our seasonal borrowing peak in early November and we ended the fiscal year with over $1 billion in cash.  Our cash flow from operations net of capital expenditures for the year of $176 million was strong due, in part, to excellent discipline on capital expenditures.  As indicated in the attached cash flow statement, capital expenditures in 2002 were $398 million, compared to $705 million in 2001.  During 2003 we expect capital expenditures of less than $350 million, roughly in-line with our anticipated depreciation expense.

Inventory at year-end was $2.2 billion, up $149 million, versus 2001.  Inventory levels were somewhat higher than our plan, primarily due to the holiday sales shortfall in the U.S. toy stores.  However, the quality of the U.S. toy store inventory improved significantly in 2002. We do not expect any unusual markdowns will be required to return inventory levels to plan.  We expect inventory to be in-line with plan by the end of the first quarter.”

Mr. Eyler concluded, “We are very focused on improving our U.S. toy store performance, and continuing to reduce expenses while improving the effectiveness and efficiency of our company in 2003.  However, we believe it is prudent to plan our business conservatively in the current environment. Thus, the current consensus estimate of $1.20 per share in 2003 is at the high end of the earnings forecast range in which we are comfortable.”

Ongoing Efforts to Improve Efficiency of Corporate Functions and Reduce Expenses

In January 2002 we announced that we would implement a shared services model across a variety of corporate support functions to improve the effectiveness and efficiency of our company.  During the course of 2002 we successfully implemented shared services in a variety of functional groups, which, along with other efforts underway, helped us to reduce selling, general and administrative expenses by 70 basis points as a percentage of sales in 2002.  Our ongoing assessment of our corporate structure has now enabled us to identify additional opportunities to streamline operations and reduce headcount in our national headquarters.  Thus, we expect to eliminate approximately 200 additional positions at the corporate level during the next few weeks.  This reduction represents roughly 10% of our total headquarters staff, and a somewhat higher percentage at the officer level.

U.S. Toy Store Labor Initiative

Six weeks ago we announced a reallocation of labor in our U.S. toy stores with the elimination of approximately 700 store management and supervisory positions.  We have already begun to reinvest the resulting savings back into sales associate hours in the store and the funding of an increased amount of sales training for all associates.  Our data gathering and analysis has demonstrated quite conclusively that additional sales associate hours properly utilized will help us to increase conversion and average transaction size.  Thus, as we work to optimize in-store performance and enhance our service capability we will take additional steps to maximize sales associate hours and ensure that those hours are aligned with customer shopping patterns.

Business Segment Performance

In the U.S. Toy Store division, comparable store sales decreased 1% for the full year and for the fourth quarter of 2002.  However our core toy sales, which include Boys and Girls, Learning and Preschool toys, outpaced toy industry performance, as reported by the Toy Industry Association, by 4% for the year. For the fiscal year operating earnings were $280 million in 2002 versus $308 million in 2001. Operating earnings for the fourth quarter were $271 million versus $331 million in 2001.  Operating earnings for both the fourth quarter and full year 2001 include the impact of $15 million of markdowns related to store closings announced as part of restructuring activities.

Comparable toy store sales increased 6% in local currencies for the year and 5% during the fourth quarter in the International division, with the U.K. and Spain posting particularly strong results for the year and the quarter.  The International division achieved operating income of $160 million for fiscal year 2002 and an operating income rate of 7%, both record highs for the division.  Operating income for the fourth quarter was $157 million up from
$131 million in 2001.  Excluding the impact of currency fluctuations operating income increased 10% for the year and for the fourth quarter.

The Babies “R” Us business posted a 12% increase in total sales, a 3% increase in comparable store sales and a 26% increase in operating earnings to $174 million for fiscal 2002.  For the fourth quarter of 2002 comparable store sales increased 2% and operating earnings were $40 million, a 38% increase from operating earnings of $29 million in 2001.  Babies “R” Us’ achieved an operating income rate above 10% for both the fourth quarter and for the year.  19 new Babies “R” Us stores opened during fiscal year 2002. Approximately 20 new store openings are planned in 2003.

At Toysrus.com, 2002 sales totaled $340 million, an increase of 23% from 2001 sales of $277 million.  For the fourth quarter sales increased 11%, to $193 million in 2002 from $174 million in the fourth quarter of 2001.  Toysrus.com recorded its first operating profit of $3 million during the fourth quarter of 2002 versus an operating loss of $(17) million for the prior year’s fourth quarter.  The operating loss for fiscal 2002 was reduced to $(37) million an improvement of 51% over an operating loss of $(76) million for fiscal year 2001.  A number of factors contributed to this significant improvement in operating performance including higher merchandise margins due to effective bundled offerings and growth in Babiesrus.com and Imaginarium.com, diligent expense control, reduced inventory levels and increased integration between Babiesrus.com and the Babies “R” Us stores.

The Kids “R” Us business reported a 10% comparable store sales decline for 2002.  For the fourth quarter comparable store sales declined 9%.  37 Kids “R” Us stores were closed during 2002 as part of a restructuring initiative announced in January 2002.

Toys “R” Us, one of the world’s leading retailers of toys, children’s apparel and baby products, currently sells merchandise through 1,595 stores worldwide: 681 toy stores in the United States; 544 international toy stores, including licensed and franchise stores; 146 Kids “R” Us children’s clothing stores, 183 Babies “R” Us stores, 37 Imaginarium stores, and 4 Geoffrey stores, and through its Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com and www.giftsrus.com.

Fourth quarter ended (1):	02/01/03	02/02/02

Net sales

$

4,869,000,000

$

4,759,000,000

Operating earnings	$462,000,000

		$253,000,000
Earnings before income taxes	$439,000,000

		$234,000,000
Net earnings	$278,000,000

		$158,000,000
Basic earnings per share	$1.31

		$0.80
Diluted earnings per share	$1.30

		$0.78
Average basic shares outstanding	212,500,000

		196,800,000

Average diluted shares outstanding

214,400,000

203,600,000

Year ended: (2)

Net sales

$

11,305,000,000

$

11,019,000,000

Operating earnings	$471,000,000

		$200,000,000
Earnings before income taxes	$361,000,000

		$91,000,000
Net earnings	$229,000,000

		$67,000,000
Basic earnings per share	$1.10

		$0.34
Diluted earnings per share	$1.09

		$0.33
Average basic shares outstanding	207,600,000

		197,600,000
Average diluted shares outstanding	209,600,000

		206,000,000

(1) Earnings before income taxes, net earnings and diluted earnings per share were $447 million, $284 million and $1.39, respectively for fiscal 2001, after excluding the impact of restructuring and other charges.

(2) Earnings before income taxes, net earnings and diluted earnings per share were $304 million, $193 million and $0.94, respectively for fiscal 2001, after excluding the impact of restructuring and other charges.

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Such statements should be considered as subject to risks and uncertainties that exist in the company’s operations and business environment that could render actual outcomes and results materially different than predicted.  Factors that could constitute risks are set forth in documents filed by the company with the Securities and Exchange Commission.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share information)
(unaudited)

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002
Net sales	$4,869	$4,759	$11,305	$11,019
Cost of sales	3,437	3,380	7,799	7,604

Gross margin	1,432	1,379	3,506	3,415

Selling, general and administrative expenses	889	857	2,718	2,721
Depreciation and amortization	81	83	317	308
Restructuring and other charges	-	186	-	186

Total operating expenses	970	1,126	3,035	3,215

Operating earnings	462	253	471	200
Interest expense - net	23	19	110	109

Earnings before income taxes	439	234	361	91
Income taxes	161	76	132	24

Net earnings	278	158	229	67

Basic earnings per share	$1.31	$0.80	$1.10	$0.34

Diluted earnings per share	$1.30	$0.78	$1.09	$0.33

Restructuring and other charges, net of tax	-	126	-	126

Net earnings, excluding restructuring and other charges	278	284	229	193

Diluted earnings per share excluding restructuring and other charges	$1.30	$1.39	$1.09	$0.94

Average basic shares outstanding	212.5	196.8	207.6	197.6

Average diluted shares outstanding	214.4	203.6	209.6	206.0

Common shares outstanding at end of period			212.5	196.7

The company adopted SFAS No. 142 “Goodwill and other Intangible Assets,” on February 3,2002.  Accordingly, application of the non-amortization provisions resulted in an increase in net earnings of $2 million and $8 million for the fourth quarter and the fiscal year ended February 1, 2003, respectively.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions )
(unaudited)

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002
Net Sales
Toys “R” Us- U.S.	$3,114	$3,202	$6,743	$6,877
Toys “R” Us - International	1,069	915	2,161	1,889
Babies “R” Us	381	342	1,595	1,421
Toysrus.com (1)	193	174	340	277
Other (2)	112	126	466	555

Total	$4,869	$4,759	$11,305	$11,019

Operating earnings
Toys “R” Us- U.S.	$271	$331	$280	$308
Toys “R” Us - International	157	131	160	131
Babies “R” Us	40	29	174	138
Toysrus.com, net of minority interest (3)	3	(17)	(37)	(76)
Other (4)	(9)	(35)	(106)	(115)
Restructuring and other charges	-	(186)	-	(186)

Operating earnings	$462	$253	$471	$200

Interest expense, net	23	19	110	109

Earnings before income taxes	$439	$234	$361	$91

(1)  Includes the sales of Toysrus.com - Japan.

(2)  Includes the sales of the Kids ”R” Us and Geoffrey divisions.

(3)  Includes the operations of Toysrus.com – Japan, net of minority interest.

(4)  Includes corporate expenses, the operating results of the Kids “R” Us and Geoffrey divisions and the equity in net earnings of       Toys – Japan.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
	February 1, 2003	February 2, 2002

 ASSETS

Cash and cash equivalents	$1,023	$283
Restricted cash	60	0
Merchandise inventories	2,190	2,041
Other current assets	287	307

Total current assets	3,560	2,631

Property and equipment, net	4,763	4,544
Goodwill, net	348	348
Other assets	726	553

Total Assets	$9,397	$8,076

LIABILTIES AND STOCKHOLDERS’ EQUITY

Short-term borrowings	$-	$-
Accounts payable	896	878
Income taxes payable	279	319
Accrued expenses and other current liabilities	824	738
Current portion of long-term debt	379	39

Total current liabilities	2,378	1,974

Long-term debt	2,139	1,816
Other non-current liabilities	837	845
Minority interest in Toysrus.com	13	27

Total stockholders’ equity	4,030	3,414

Total Liabilities and Stockholders’ Equity	$9,397	$8,076

TOYS “R” US, INC AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions)
(unaudited)

	FISCAL YEAR ENDED
	February 1, 2003	February 2, 2002
Cash Flows from Operating Activities:
Net earnings	$229	$67
Depreciation and amortization	317	308
Deferred income taxes	99	(6)
Restructuring and other charges	-	109
Other non-cash items	(45)	(53)
Changes in merchandise inventories	(100)	217
Change in accounts payable, accrued expenses and other liabilities	112	(242)
Changes in other operating assets and liabilities	(38)	104

Net cash from operating activities	574	504

Cash Flows from Investing Activities

Capital expenditures, net	(398)	(705)

Cash Flows from Financing Activities
Short-term borrowings, net	-	(588)
Long-term borrowings	548	1,214
Long-term debt repayment	(141)	(410)
Proceeds from issuance of common stock	266	-
Increase in restricted cash	(60)	-
Other	-	(25)

Net cash from financing activities	613	191

Effect of exchange rate changes on cash and cash equivalents	(49)	18

Cash and cash equivalents
Net increase during period	740	8
Beginning of period	283	275

End of period	$1,023	$283